Exhibit 4.46


                          Investor Relations Agreement
                               made by and between
                      Pollution Research and Control Corp.
                                       and
                           East West Network Group Co.


     This Payment Agreement is made on the 20th day of October 2000 by and between Pollution Research and Control Corp., corporate headquarters at 506 Paula Avenue, Glendale, California 91201, and East West Network Group Co., located at 11675 Century Drive, Suite C, Alpharetta, Georgia 30004, and will serve as confirmation of payment terms for investor relations services to be provided for Pollution Research and Control Corp. by East West Network Group Co.

                                      TERMS

     Pollution Research and Control Corp. will pay to East West Network Group
Co.

     1) Twenty five thousand (25,000) shares of Pollution Research and Control Corp. common stock at the current market.

     2) Fifty thousand (50,000) warrants of Pollution Research and Control Corp. exercisable into 50,000 shares of Pollution Research and Control Corp. common stock at $2.00 per share.

     3) Fifty thousand (50,000) warrants of Pollution Research and Control Corp. exercisable into 50,000 shares of Pollution Research and Control Corp. common stock at $2.25 per share.

     4) Fifty thousand (50,000) warrants of Pollution Research and Control Corp. exercisable into 50,000 shares of Pollution Research and Control Corp. common stock at $2.50 per share.

     5) Fifty thousand (50,000) warrants of Pollution Research and Control Corp. exercisable into 50,000 shares of Pollution Research and Control Corp. common stock at $3.00 per share.

     6) Fifty thousand (50,000) warrants of Pollution Research and Control Corp. exercisable into 50,000) shares of Pollution Research and Control Corp. common stock at $3.50 per share.

     The warrants of Pollution Research and Control Corp. mentioned above are good for a period of three (3) years starting on October 20th, 2000 and expiring on October 20th, 2003. Items one (1) through six (6) above are to be registered in the current S-3 that is being filed currently.

     The Company, Pollution Research and Control Corp., will hold the East West Network Group Co. harmless in the event of any legal action taken.

     East West Network Group Co. will offer the following services to Pollution Research and Control Corp:

     1) We will be in direct contact with the investment community in order to attempt to expand the shareholder base for Pollution Research and Control Corp.

     2) We will handle current and potential new investors questions about the represented company.

     3)   We will obtain research coverage for the represented company.

     4) We will pursue interviews for the represented company through internet web sites.

     5)   We will write the represented company's press releases.

     6) All related cost items in regards to the following services offered will be absorbed by East West Network Group Co.

Pollution Research and Control Corp.          East West Network Group Co.



By:  /s/  Albert E. Gosselin, Jr.             By:  /s/  Mark Miller
   ----------------------------------            -----------------------------
          Albert E. Gosselin, Jr.                       Mark Miller
          Chairman of the Board,                        President
          President & CEO

                                              By:  /s/  Paullyanny B. Ferreira
                                                 -----------------------------
                                                        Paullyanny B. Ferreira
                                                        Executive Vice-President